EXHIBIT 99.1

FOR IMMEDIATE RELEASE
October 19, 2005

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier-Ball	(614) 480-5413
Susan Stuart	(614) 480-3878	Ron Newman	(614) 480-3077
HUNTINGTON BANCSHARES REPORTS 2005 THIRD QUARTER RESULTS;
NET INCOME OF $108.6 MILLION, UP 16%;
EARNINGS PER COMMON SHARE OF $0.47, UP 18%;
REAFFIRMS 2005 FULL YEAR EARNINGS PER SHARE GUIDANCE OF $1.78-$1.81
     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2005 third quarter earnings of $108.6 million, or $0.47 per common share, up 16% and 18%, respectively, from $93.5 million, or $0.40 per common share, in the year-ago quarter and up 2% and 4%, respectively, from $106.4 million, or $0.45 per common share, in the 2005 second quarter.
     Earnings for the first nine months of 2005 were $311.5 million, or $1.33 per common share, compared with $307.8 million, or $1.32 per common share, in the comparable year-ago period.
     “We are pleased with our third quarter financial performance and believe that our earnings momentum will enable us to meet our full-year 2005 earnings per share target of $1.78-$1.81,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “Operating leverage was again positive as third quarter revenues increased 1% from the prior quarter, while non-interest expense declined 6%. This resulted in a 7% spread, or 4%, after both are adjusted for operating lease accounting and significant non-run rate items. Our net interest margin was 3.31%, down from 3.36% in the second quarter. Of the 5 basis point decline, 2 basis points reflected lower mezzanine loan yields and one basis point was due to share repurchase activity. In addition, we were encouraged by growth in key non-interest income categories. Service charges on deposit accounts increased 8% from the second quarter, with brokerage and insurance income up 3% and other service charges and fees up 2%. Trust service income increased 3% and marked the eighth consecutive quarterly increase.”
     “Though total average loans and leases were little changed from the second quarter, average residential mortgages increased at an 8% annualized rate and home equity loans grew 4%,” he said. “Middle market commercial real estate loans and small business loans grew at 7% and 4% annualized rates, respectively. Average middle market C&I loans declined $193 million. This included a $157 million decline in dealer floor plan loans, which reflected lower dealer inventories due to the success of ‘employee pricing’ incentives and resulting higher automobile sales. The remaining $36 million decline reflected lower credit demand from borrowers, due to rising interest rates and economic uncertainty in certain sectors of the Midwest economy, as well as our commitment to maintain underwriting and pricing discipline in the face of intense competition.”
     “Competition for deposits remained aggressive,” he continued. “As such, we were pleased to see average total core deposits increase an annualized 5% in the third quarter. Commercial core deposit growth was strong, led by growth in interest bearing deposits and non-interest bearing accounts. Average consumer core deposits were down slightly. This reflected a decline in interest bearing money market deposits partially offset by an increase in retail CDs, reflecting the consumer preference for higher fixed rate deposits. Consumer non-interest bearing balances also declined slightly. We continued growing the number of both consumer and small business relationships.”
     “Credit quality remained solid and consistent with our expectations,” Hoaglin noted. “Annualized net charge-offs were 29 basis points and the non-performing assets ratio was 42 basis points. The allowance for loan and lease losses ratio was unchanged at 1.04% and represented a healthy 283% of period-end non-performing loans.”
     “Finally, our capital levels remained strong with our tangible common equity to assets ratio increasing slightly to 7.39% even though we repurchased 2.6 million shares during the quarter,” he concluded.
     Highlights compared with 2005 second quarter included:
•	2% growth (8% annualized) in average residential mortgages.

•	1% growth (4% annualized) in average total home equity loans and lines.

•	2% growth (7% annualized) in average commercial real estate loans.

•	1% growth (4% annualized) in average small business loans.

•	$193 million decline in average middle-market C&I loans with $157 million related to lower levels auto dealer inventory floor plan loans.

•	1% growth (5% annualized) in average total core deposits.

•	3.31% net interest margin, down from 3.36%, with 2 basis points of the decline reflecting lower mezzanine loan yields and one basis point due to the impact of share repurchases.

•	3% growth in non-interest income, or 11%, excluding the decline in operating lease income. This reflected growth in key non-interest categories including service charges on deposit accounts (8%), trust services (3%), brokerage and insurance income (3%), and other service charges and fees (2%).

•	6% decline in non-interest expense, or 4% excluding the decline in operating lease expense.

•	0.29% annualized net charge-offs, compared with 0.27% in the prior quarter.

•	0.42% period-end non-performing asset (NPA) ratio, compared with 0.40% in the prior quarter.

•	1.04% period-end allowance for loan and lease losses (ALLL) ratio, unchanged.

•	283% period-end ALLL to non-performing loan (NPL) ratio, down from 304%.

•	7.39% period-end tangible common equity ratio, up from 7.36%.
     Significant items impacting 2005 third quarter performance included (see table below):
•	$6.8 million after-tax ($0.03 earnings per share) positive net impact, reflecting the recognition of the effect of federal tax refunds on income tax expense. Each of the last two quarters reflected similar impacts, which resulted from the ability to carry back federal tax losses to prior years.

•	$5.0 million after-tax ($0.02 earnings per share) negative net impact, primarily reflected in increased income tax expense, resulting from a decision to repatriate foreign earnings. As previously disclosed, the earnings repatriation was under consideration in 2005.

•	$2.1 million pre-tax ($0.01 earnings per share) negative impact of mortgage servicing rights (MSR) temporary impairment recovery net of hedge-related trading losses.
Significant Items Impacting Earnings Performance Comparisons(1)

Three Months Ended	Impact(2)
(In millions, except per share)	Amount(3)		EPS
September 30, 2005 – GAAP earnings	$108.6	(4)	$0.47
• Net impact of federal tax loss carry back	6.8	(4)	0.03
• Net impact of repatriating foreign earnings	(5.0	)(4)	(0.02)
• MSR recovery net of hedge-related trading losses	(2.1)		(0.01)

June 30, 2005 – GAAP earnings	$106.4	(4)	$0.45
• Net impact of federal tax loss carry back	6.6	(4)	0.03
• MSR temporary impairment net of hedge-related trading gains	(4.0)		(0.01)
• Severance and consolidation expenses	(3.6)		(0.01)
• Write-off of equity investment	(2.1)		(0.01)

September 30, 2004 – GAAP earnings	$93.5	(4)	$0.40
• SEC related expenses / accruals	(5.5)		(0.02)
• Unizan system conversion expense	(1.8)		(0.01)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings

(3)	Pre-tax unless otherwise noted

(4)	After-tax

Discussion of Performance
Net Interest Income, Net Interest Margin, Loans and Leases, and Investment Securities
     Fully taxable equivalent net interest income increased $15.4 million, or 7%, from the year-ago quarter, primarily reflecting the favorable impact of a $1.7 billion, or 6%, increase in average earning assets, as well as a one basis point increase in the net interest margin. The fully taxable equivalent net interest margin was 3.31% compared with 3.30% in the year-ago quarter. The stable net interest margin reflected a combination of factors. These included the benefit from growth in higher-yielding loans and redirecting part of the proceeds from maturing securities to fund loan growth, as well as an increase in both the proportion and the contribution of net free funds on the balance sheet. These positives were partially offset by the negative impacts from the flattening of the yield curve and share repurchase activity.
     Average total loans and leases increased $2.3 billion, or 10%, from the 2004 third quarter, reflecting growth in both consumer loans and commercial loans. Total average consumer loans increased $1.5 billion, or 12%, from the year-ago quarter, reflecting growth across all consumer loan categories. Average residential mortgages increased $0.7 billion, or 19%, and average home equity loans increased $0.3 billion, or 8%. Though residential mortgage and home equity growth rates were strong, the annualized 2005 third quarter growth rates of 8% and 4%, respectively, were approximately half the year-over-year growth rates. This reflected our commitment to maintaining underwriting and pricing discipline.
     Compared with the year-ago quarter, average total automobile loans and leases increased $0.4 billion, or 10%. Average automobile loans increased $0.2 billion, or 12%, reflecting 30% higher automobile loan production levels, stimulated by manufacturer employee pricing discounts in the current quarter, partially offset by loan sales over the past 12 months. Average direct financing leases increased $0.2 billion, or 8%, from the year-ago quarter despite 56% lower production levels reflecting lower automobile lease demand and aggressive price competition. Average operating lease assets declined $0.5 billion, or 61%, as this portfolio continued to run off. Total automobile loan and lease exposure at quarter end was 19%, down from 21% a year ago.
     Average total commercial loans increased $0.8 billion, or 8%, from the year-ago quarter. This increase reflected a $0.4 billion, or 10%, increase in middle market commercial and industrial (C&I) loans despite the negative impact from the current quarter decline in automobile dealer floor plan loans. Average middle market commercial real estate (CRE) loans increased $0.2 billion, or 6%, with small business C&I and CRE loans increasing $0.2 billion, or 8%.
     Average total investment securities declined $0.7 billion, or 14%, from the year-ago quarter. This decline reflected a combination of factors including lowering the level of excess liquidity and funding loan growth.
     Compared with the 2005 second quarter, fully taxable equivalent net interest income increased $0.5 million reflecting a $0.2 billion, or 1%, increase in average earning assets, offset by a 5 basis point decline in the net interest margin to 3.31% from 3.36%. Of the 5 basis point decline, 2 basis points related to lower yields on mezzanine-related loans and one basis point related to the impact of share repurchases. The remainder reflected continued loan and deposit pricing pressures, as well as the overall impact of a flatter yield curve.

     Average total loans and leases in the third quarter were virtually unchanged from the 2005 second quarter as growth in average consumer loans was offset by a decline in average commercial loans.
     Total average commercial loans decreased $0.1 billion, or 1%, from the second quarter due to a $193 million, or 4%, decrease in average C&I loans, partially offset by a 2% increase in average CRE loans. Of the decline in average C&I loans, approximately $157 million related to a decline in dealer floor plan loans primarily reflecting lower utilization rates, as dealer automobile inventories fell. Growth in average small business C&I and CRE loans was 1%, slightly below the growth rates in the 2005 first and second quarters.
     Compared with the 2005 second quarter, average total consumer loans increased $0.1 billion, or 1%, primarily reflecting a 2% increase in residential mortgages and a 1% increase in average home equity loans. Growth rates in residential mortgages and home equity loans have slowed in each of the last three linked quarters. Average automobile loans and leases decreased 1%, reflecting a 2% decline in average automobile direct financing leases. Average automobile loans were little changed, as growth due to higher automobile loan production was offset by loan sales.
     Average investment securities increased $0.1 billion, or 2%, from the 2005 second quarter.
Deposits
     Average total core deposits in the 2005 third quarter were $17.2 billion, up $0.7 billion, or 4%, from the year-ago quarter. The largest contributor to this growth was a $0.7 billion, or 31%, increase in retail certificates of deposit. Interest bearing demand deposits grew $0.2 billion, or 2%, with all of the increase reflecting growth in commercial money market deposits, as consumer money market accounts declined. Non-interest bearing demand deposits increased $0.1 billion, or 4%, reflecting growth in both consumer and commercial non-interest bearing deposits. These increases were partially offset by a $0.3 billion, or 10%, decline in savings and other domestic time deposits.
     Compared with the 2005 second quarter, average total core deposits increased $0.2 billion, or 1%. This primarily reflected a $0.4 billion, or 16%, increase in retail certificates of deposits, primarily consumer driven. Non-interest bearing deposits also increased 2%, with all of this related to growth in commercial non-interest bearing deposits, as consumer non-interest bearing deposits declined. These increases were partially offset by a $0.1 billion, or 4%, decline in savings and other time deposits, and a $0.1 billion, or 2%, decline in interest bearing demand deposits.
Non-Interest Income
     Non-interest income decreased $29.2 million, or 15%, from the year-ago quarter with the entire decline attributed to the $35.2 million decline in operating lease income reflecting the continued run-off of the operating lease portfolio. The remaining fee income categories increased a total of $6.0 million with the primary drivers being:
•	$16.7 million increase in mortgage banking income, reflecting a $10.5 million MSR temporary impairment recovery in the current quarter compared with a $4.1 million MSR temporary impairment in the year-ago quarter. Higher secondary marketing income was the primary contributor to the remainder of the increase.
•	$2.6 million, or 15%, increase in trust services income, due primarily to higher personal trust, mutual fund, and institutional trust assets under management.

•	$0.9 million, or 2%, increase in service charges on deposit accounts, reflecting higher activity-related personal service charges, partially offset by lower maintenance personal service charges.

•	$0.7 million, or 6%, increase in brokerage and insurance income, reflecting higher credit insurance revenue and higher life and title insurance sales.

•	$0.7 million, or 6%, increase in other service charges and fees, due to higher check card fees, partially offset by lower bill pay fees as a result of a decision to eliminate fees for this service beginning in the 2004 fourth quarter.
Partially offset by:
•	$7.7 million decline in securities gains.

•	$8.1 million, or 45%, decline in other non-interest income, primarily reflecting the negative impact of $12.8 million of MSR hedge-related trading losses in the current quarter compared with $2.3 million of MSR hedge-related trading losses in the year-ago quarter.
     Compared with the 2005 second quarter, non-interest income increased $4.6 million, or 3%. This was despite an $8.8 million decline in operating lease income, reflecting the run-off of the operating lease portfolio, as the remaining fee income categories contributed a net $13.4 million increase with the primary drivers being:
•	$23.5 million increase in mortgage banking income, reflecting a $10.5 million MSR temporary impairment recovery in the current quarter compared with a $10.2 million MSR temporary impairment in the prior quarter. Higher secondary marketing income was the primary contributor to the balance of the increase.

•	$3.3 million, or 8%, increase in service charges on deposit accounts, primarily due to higher personal NSF and overdraft charges and higher maintenance fees on deposit accounts.

•	$0.6 million, or 3%, increase in trust services income, due to higher personal trust and mutual fund assets under management, as well as higher institutional trust servicing fees.

•	$0.4 million, or 3%, increase in brokerage and insurance income, primarily reflecting higher annuity sales and higher credit insurance revenue.
Partially offset by:
•	$15.2 million decrease in other income, reflecting the negative impact of $11.5 million of MSR hedge-related trading losses in the current quarter compared with $5.7 million of MSR hedge-related trading gains in the prior quarter, partially offset by higher safe deposit fees and securitization fee income.

Non-Interest Expense
     Non-interest expense decreased $40.4 million, or 15%, from the year-ago quarter with $32.1 million of the decline reflecting the run-off of the operating lease portfolio. Of the remaining $8.3 million decline from the year-ago quarter, the primary drivers were:
•	$4.3 million, or 3%, decline in personnel expense, primarily reflecting lower incentive compensation and benefits expense.

•	$3.9 million, or 32%, decline in professional services, due primarily to lower SEC-related expenses.

•	$2.7 million, or 12%, decline in other expense, primarily reflecting SEC-related accruals in the year-ago quarter.
Partially offset by:
•	$1.8 million, or 36%, increase in marketing expense related to increased advertising expenditures.

•	$1.2 million increase in the restructuring reserve charges line item, reflecting a restructuring reserve release in the year-ago quarter with no release in the current quarter.
     Compared with the 2005 second quarter, non-interest expense decreased $15.1 million, with $6.1 million reflecting the run-off of the operating lease portfolio. Of the remaining $9.0 million decrease from the prior quarter, the primary drivers were:
•	$6.6 million, or 5%, decline in personnel costs, primarily reflecting lower incentive compensation, commensurate with slower loan growth, and lower benefits expense.

•	$1.0 million, or 11%, decline in professional service, due to a decline in SEC-related expenses.

•	$0.7 million, or 9%, decline in marketing expense, primarily reflecting a reduction in advertising.
Operating Leverage
     Compared with the 2005 second quarter, operating leverage was positive as revenue increased and expenses declined.
     On a fully taxable equivalent basis, total revenue for the 2005 third quarter was $406.1 million, an increase of $5.1 million, or 1%, from the prior quarter. Adjusting for the securities gains and losses, the impact of operating leases, the net impact of MSR impairment net of trading activities and the write-off of an equity investment in the prior quarter, total revenue was $385.3 million, up $6.7 million, or 2%. Non-interest expense decreased $15.1 million, or 6%, compared with the prior quarter. Adjusting for the decline in operating lease expenses, severance/consolidation expenses and $1.7 million of SEC/regulatory-related expenses in the prior quarter, non-interest expenses decreased 2%. This decline, along with the 2% increase in total revenue, adjusted for operating lease accounting and certain non-run rate items, resulted in a 4% operating leverage spread between the growth rates of total revenue and expense.

Income Taxes
     The company’s effective tax rate was 28.4% in the 2005 third quarter, down slightly from 29.0% in the year-ago quarter, but up from 22.3% in the 2005 second quarter. As noted in the past two quarters, for 2005, the effective tax rate includes the positive impact on net income due to a federal tax loss carry back, tax exempt income, bank owned life insurance, asset securitization activities, and general business credits from investment in low income housing and historic property partnerships. These positive items were partially offset in the current quarter primarily due to an increase in pre-tax earnings and the repatriation of foreign earnings. In 2006, the effective tax rate is anticipated to increase to a more typical rate slightly below 30%.
Credit Quality
     Total net charge-offs for the 2005 third quarter were $18.0 million, or an annualized 0.29% of average total loans and leases. This was up from $16.5 million, or 0.30%, in the year-ago quarter and up from $16.3 million, or an annualized 0.27%, of average total loans and leases in the 2005 second quarter.
     Total commercial net charge-offs in the third quarter were $4.3 million, or an annualized 0.16%, up from $2.6 million, or an annualized 0.10%, in the year-ago quarter, driven primarily by higher small business C&I and CRE net charge-offs. Total small business net charge-offs in the 2005 third quarter were $3.1 million, or an annualized 0.54% of related loans, up from $1.2 million, or an annualized 0.23% in the year-ago quarter. Current period total commercial net charge-offs were down from $5.6 million, or an annualized 0.21%, in the prior quarter.
     Total consumer net charge-offs in the current quarter were $13.7 million, or an annualized 0.40% of related loans. This compared with $13.9 million, or 0.45%, in the year-ago quarter. The decline from the year-ago quarter reflected both lower automobile loan and lease net charge-offs and lower home equity net charge-offs. Total automobile loan and lease net charge-offs in the 2005 third quarter were $7.0 million, or an annualized 0.62% of related loans and leases, down from $7.6 million, or an annualized 0.74%, in the year-ago quarter. Home equity net charge-offs in the current quarter were $4.1 million, or an annualized 0.35% of related loans, down slightly from $4.3 million, or 0.39%, in the year-ago quarter. Compared with the 2005 second quarter, total consumer net charge-offs increased $3.0 million, primarily reflecting a $3.2 million increase in automobile loan and lease net charge-offs from the second quarter’s low levels, partially offset by a $1.0 million decrease in home equity loan net charge-offs.
     NPAs were $101.8 million at September 30, 2005, and represented only 0.42% of related assets, up $21.3 million from $80.5 million, or 0.36%, at the end of the year-ago quarter and up $4.4 million from $97.4 million, or 0.40%, at June 30, 2005. Non-performing loans and leases (NPLs), which exclude OREO, were $89.7 million at September 30, 2005, up $21.9 million from the year-earlier period and $5.8 million from the end of the second quarter. Expressed as a percent of total loans and leases, NPLs remained at low levels and were 0.37% at September 30, 2005, up from 0.30% a year earlier and from 0.34% at June 30, 2005.
     The over 90-day delinquent, but still accruing, ratio was 0.21% at September 30, 2005, down from 0.24% at the end of the year-ago quarter, and little changed from 0.22% at June 30, 2005.

Allowances for Credit Losses (ACL) and Loan Loss Provision
     Since the 2004 first quarter, the company has maintained two reserves, both of which are available to absorb possible credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments (AULC). When summed together, these reserves constitute the total allowances for credit losses (ACL).
     The September 30, 2005, ALLL was $253.9 million, down from $282.7 million a year earlier and $254.8 million at June 30, 2005. Expressed as a percent of period-end loans and leases, the ALLL ratio at September 30, 2005, was 1.04%, down from 1.25% a year ago reflecting the improvement in economic indicators, the change in the mix of the loan portfolio to lower-risk residential mortgages, and the reduction of specific reserves related to improved or resolved individual problem commercial credits. Although the ALLL ratio was unchanged from the 2005 second quarter, the component mix changed with a 2 basis point decline in both the economic and specific reserves, offset by a 4 basis point increase in the transaction reserve. The table below shows the change in the ALLL ratio and each reserve component from the 2004 third quarter and 2005 second quarter.
Components of ALLL as percent of total loans and leases:

				3Q05 change from
	3Q05	2Q05	3Q04	2Q05	3Q04
Transaction reserve	0.81%	0.77%	0.84%	0.04%	(0.03)%
Economic reserve	0.20	0.22	0.33	(0.02)	(0.13)
Specific reserve	0.03	0.05	0.08	(0.02)	(0.05)

Total ALLL	1.04%	1.04%	1.25%	—%	(0.21)%
     The ALLL as a percent of NPAs was 249% at September 30, 2005, down from 351% a year ago, and 262% at June 30, 2005.
     At September 30, 2005, the AULC was $38.1 million, up from $30.0 million at the end of the year-ago quarter and from $37.5 million at June 30, 2005. At June 30, 2005, $6.3 million of the economic reserve was reclassified to the AULC.
     On a combined basis, the ACL as a percent of total loans and leases was 1.19% at September 30, 2005, down from 1.38% a year earlier and unchanged from the end of last quarter. The ACL as a percent of NPAs was 287% at September 30, 2005, down from 389% a year earlier and 300% at June 30, 2005.
     The provision for credit losses in the 2005 third quarter was $17.7 million, a $5.9 million increase from the year-ago quarter and a $4.8 million increase from the 2005 second quarter. The increase in provision expense from the year-ago quarter and the prior quarter primarily reflected the relatively stable credit quality in the current quarter compared with improving trends in the prior periods.
Capital
     At September 30, 2005, the tangible equity to assets ratio was 7.39%, up from 7.11% a year ago and 7.36% at June 30, 2005. At September 30, 2005, the tangible equity to risk-weighted assets ratio was 8.25%, up from 7.83% at the end of the year-ago quarter, and from 8.05% at June 30, 2005. The increases in these ratios primarily reflect the positive impact of earnings growth, as retained capital was generated at a 9% annualized rate during the quarter with the improvement in the risk-weighted ratio also reflecting the reduced overall risk profile of earning assets.
     During the quarter, 2.6 million shares of common stock were repurchased in the open market. Under the new 15 million share repurchase authorization announced October 18, 2005, the company expects to repurchase shares from time-to-time in the open market or through privately negotiated transactions depending on market conditions. The remaining shares under the prior authorization were cancelled and replaced by the new authorization.
Unizan Financial Corp. Update
     On October 6, 2005, the company announced its intention to proceed this month with the filing of its Federal Reserve application to acquire Unizan Financial Corp. As announced November 12, 2004, Huntington and Unizan entered into an amendment to their January 26, 2004 merger agreement extending the term of the agreement for one year from January 27, 2005 to January 27, 2006.
2005 Outlook
     When earnings guidance is given, it is the company’s practice to do so on a GAAP basis, unless otherwise noted. Such guidance includes the expected results of all significant forecasted activities. However, guidance typically excludes unusual or one-time items, as well as selected items where the timing and financial impact is uncertain, until such time as the impact can be reasonably forecasted.
     Today, the company reaffirmed full-year 2005 earnings per share guidance of $1.78-$1.81, noting that this guidance excludes any impact of future share repurchases. In addition, in 2005 the company has departed slightly from providing this guidance on a strictly GAAP basis solely to exclude the estimated $0.03 per common share benefit for the 2005 fourth quarter related to any future benefit from the federal tax loss carry back discussed above. This is excluded as it impacts only 2005 performance, and because offsetting impacts may occur during the fourth quarter from possible balance sheet restructurings and/or expense initiatives currently under review.
Conference Call / Webcast Information
     Huntington’s senior management will host an earnings conference call today at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 800-223-1238. Slides will be available at huntington-ir.com just prior to 1:00 p.m. (Eastern Time) today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site huntington-ir.com. A telephone replay will be available approximately two hours after the completion of the call through November 2, 2005 at 800-642-1687; conference ID 8943795.
Forward-looking Statement
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2004, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Quarterly Financial Review supplement to this earnings release, which can be found on Huntington’s website at huntington-ir.com.
Annualized data
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully taxable equivalent interest income and net interest margin
     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
     Significant and/or one-time income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant and/or one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
     Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.
About Huntington
     Huntington Bancshares Incorporated is a $33 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 139 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of over 900 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.
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HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics
(Unaudited)

	2005		2004	Percent Changes vs.
(in thousands of dollars, except per share amounts)	Third	Second	Third	2Q05	3Q04

Net interest income	$241,637	$241,900	$227,058	(0.1)%	6.4%
Provision for credit losses	17,699	12,895	11,785	37.3	50.2
Non-interest income	160,740	156,170	189,891	2.9	(15.4)
Non-interest expense	233,052	248,136	273,423	(6.1)	(14.8)

Income before income taxes	151,626	137,039	131,741	10.6	15.1
Provision for income taxes	43,052	30,614	38,255	40.6	12.5

Net Income	$108,574	$106,425	$93,486	2.0%	16.1%

Net income per common share — diluted	$0.47	$0.45	$0.40	4.4%	17.5%
Cash dividends declared per common share	0.215	0.215	0.200	—	7.5
Book value per common share at end of period	11.45	11.40	10.69	0.4	7.1

Average common shares — basic	229,830	232,217	229,848	(1.0)	—
Average common shares — diluted	233,456	235,671	234,348	(0.9)	(0.4)

Return on average assets	1.32%	1.31%	1.18%
Return on average shareholders’ equity	16.5	16.3	15.4
Net interest margin (1)	3.31	3.36	3.30
Efficiency ratio (2)	57.4	61.8	66.3
Effective tax rate	28.4	22.3	29.0

Average loans and leases	$24,448,366	$24,457,747	$22,194,826	—%	10.2%
Average loans and leases — linked quarter annualized growth rate.	(0.2)%	10.1%	7.9%
Average earning assets	$29,404,945	$29,248,535	$27,736,806	0.5	6.0
Average total assets	$32,739,357	$32,619,845	$31,458,712	0.4	4.1
Average core deposits (3)	17,197,417	16,979,208	16,509,879	1.3	4.2
Average core deposits — linked quarter annualized growth rate (3)	5.1%	(1.7)%	6.9%
Average shareholders’ equity	2,610,782	2,618,579	2,411,746	(0.3)	8.3

Total assets at end of period	$32,762,988	$32,988,974	$31,808,240	(0.7)	3.0
Total shareholders’ equity at end of period	2,622,675	2,630,775	2,460,917	(0.3)	6.6

Net charge-offs (NCOs)	$17,953	$16,264	$16,480	10.4	8.9
NCOs as a % of average loans and leases	0.29%	0.27%	0.30%
Non-performing loans and leases (NPLs)	$89,709	$83,860	$67,784	7.0	32.3
Non-performing assets (NPAs)	101,800	97,418	80,476	4.5	26.5
NPAs as a % of total loans and leases and other real estate (OREO)	0.42%	0.40%	0.36%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.04	1.04	1.25
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.19	1.19	1.38
ALLL as a % of NPLs	283	304	417
ALLL as a % of NPAs	249	262	351

Tier 1 risk-based capital ratio (4)	9.49	9.18	9.10
Total risk-based capital ratio (4)	12.79	12.39	12.53
Tier 1 leverage ratio (4)	8.51	8.50	8.36
Average equity / assets	7.97	8.03	7.67
Tangible equity / assets (5)	7.39	7.36	7.11

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($0.2 million for all periods above) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(3)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits, and retail CDs.

(4)	September 30, 2005 figures are estimated.

(5)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

HUNTINGTON BANCSHARES INCORPORATED
Year To Date Key Statistics
(Unaudited)

	Nine Months Ended September 30,		Change
(in thousands of dollars, except per share amounts)	2005	2004	Amount	Percent

Net interest income	$718,735	$672,306	$46,429	6.9%
Provision for credit losses	50,468	42,408	8,060	19.0
Non-interest income	484,960	635,658	(150,698)	(23.7)
Non-interest expense	739,465	841,230	(101,765)	(12.1)

Income before income taxes	413,762	424,326	(10,564)	(2.5)
Provision for income taxes	102,244	116,540	(14,296)	(12.3)

Net Income	$311,518	$307,786	$3,732	1.2%

Net Income per common share — diluted	$1.33	$1.32	$0.01	0.8%
Cash dividends declared per common share	0.63	0.55	0.08	14.5

Average common shares — basic	231,290	229,501	1,789	0.8
Average common shares — diluted	234,727	233,307	1,420	0.6

Return on average assets	1.28%	1.32%
Return on average shareholders’ equity	16.1	17.6
Net interest margin (1)	3.33	3.31
Efficiency ratio (2)	60.9	64.5
Effective tax rate	24.7	27.5

Average loans and leases	$24,256,366	$21,822,931	$2,433,435	11.2%
Average earning assets	29,261,517	27,425,309	1,836,208	6.7
Average total assets	32,647,327	31,205,667	1,441,660	4.6
Average core deposits (3)	17,076,401	16,075,363	1,001,038	6.2
Average shareholders’ equity	2,585,816	2,338,130	247,686	10.6

Net charge-offs (NCOs)	62,489	57,622	4,867	8.4
NCOs as a % of average loans and leases	0.34%	0.35%

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($0.6 million for both periods above) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(3)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits, and retail CDs.